EXHIBIT 10.9A


                                             EXECUTION COPY

              REVISED AND RESTATED MANAGEMENT

       THIS REVISED AND RESTATED MANAGEMENT AGREEMENT (this "Agreement") is made as of May 12, 1999, revising and restating the Management Agreement made as of July 1, 1998, by and among Roma Restaurant Holdings, Inc., (formerly known as Romacorp, Inc.), a Delaware corporation (the "Company"), and Robert B. Page ("Executive"). Certain definitions are set forth in Section 14 of this Agreement.

      The Company and Executive desire to enter into this revised and restated agreement (i) setting forth the terms pursuant to which the Company granted to Executive an option to acquire certain shares of Common stock; (ii) setting forth the terms and conditions of Executive's employment with the Company; and (iii) setting forth the obligation of Executive to refrain from competing with the Company and/or its Subsidiaries under certain circumstances as provided herein.

    The parties hereto agree as follows:

                STOCK AND OPTION PROVISIONS

    1. [This Section intentionally omitted]

    2. Stock Option.

       a) Grant of Option. Pursuant to the Plan, the Company hereby grants to Executive a nonqualified stock option (the "Option") to purchase 8.80 shares (the "Option Shares") of Common, at a price per share of $12,500.00 (the "Exercise Price"). The Exercise Price and the number of Option Shares may be adjusted as provided in the Plan. The Option is not intended to be an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code.

    (b) Executive Bound by Plan. Attached hereto as Annex A is a copy of the Plan which is incorporated herein by reference and made a part hereof. Executive hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The Plan should be carefully examined before any decision is made to exercise the option.

        (c) Exercisabilitv. Subject to Section 2(f), the Option shall be exercisable, in whole or in part, by written notice to the Company at any time, and from time to time, during the period of time after the date hereof and prior to the tenth anniversary of the date hereof or such earlier date upon which the Option expires as specified herein or in the Plan. The Option may not be exercised for a fraction of a share of Common. The Option is subject to cancellation as provided in the Plan.

   (d) Vesting of Option. The Option shall vest with respect to the Option Shares as follows:

      (i) Time Option Shares. This Option shall vest with respect to 4.40 Option Shares subject to this Option (the "Time Option Shares") provided the Executive remains continuously employed with the Company after the date hereof and through and including the vesting dates described below as follows:

                                      Number of Time
     Vesting Date                    Option Shares Which Vest
     July l 1999                        8.80 (1/10 of grant)
     The last day of each of the      0.0733 (1/120 of the grant)
     firsts 48 months after July 1, 1999

   provided, that upon the closing of a Sale of the Company, this Option will immediately vest with respect to all of the unvested Time Option Shares.

    (ii) Performance Option Shares. This Option shall vest with respect to 4.40 Option Shares (the "Performance Option Shares") upon the attainment of certain goals described in this Section 2(d)(ii). This Option shall vest with respect to 1.466 Performance Option Shares as of the vesting dates set forth below if (x) the Company's EBITDA (as defined below) for the fiscal year ending on such vesting date equals at least the dollar amount set forth opposite such vesting date (each a "Target EBITDA") and (y) the Executive has been continuously employed with the Company from the date hereof through the applicable vesting date.

    Vesting Dates                            Target EBITDA

    Last day of fiscal year 1999              $17,628,000
    Last day of fiscal year 2000              $18,060,000
    Last day of fiscal year 2001              $20,392,000
    Last day of fiscal year 2002              $24,024,000

   ; provided that the last day of fiscal year 2002 vesting date is provided only for the purposes of vesting Performance Option Shares, if any, which do not vest on the last day of fiscal year 2001 and in no event shall more than 4.40 Option Shares vest pursuant to this Section 2(d)(ii).

    The effective date of vesting shall be as set forth above even though EBITDA for the applicable period may not be determined until a date thereafter.

    In the event that the Company does not achieve the Target EBITDA provided in the table above as of the last day of fiscal year 1999, the last day of fiscal year 2000 and/or the last day of fiscal year 2001, the portion of the Option which did not vest on any such date shall vest if the actual EBITDA for the following fiscal year exceeds the Target EBITDA for such following fiscal year by an amount greater than or equal to the shortfall in Target EBITDA for the prior fiscal year.

    In the event that (a) the Company consummates any acquisition of the capital stock or assets of another corporation in any given year or
   (b)the Company commits to a one-time unusual capital expenditure, the Target EBITDA for such year will be adjusted to account for the pro-forma and pro-rata EBITDA impact of such acquired corporation or such capital expenditure, as the case may be.

    "EBITDA" means earnings before interest, income taxes, depreciation, amortization, Sentinel Capital Partners, L.P.'s or one of its affiliate's management fee and non-recurring charges

        (e) Early Expiration Upon Termination of Employment. Any portion-of the Option that has previously vested prior to or on the date Executive's employment with the Company, Roma Restaurant Holdings, Inc. (the Company's parent) or the Company's Subsidiaries terminates (the "Termination Date") for any reason other than termination by the Company for Cause may be exercised by Executive within 30 days of the Termination Date. If Executive does not elect to exercise any vested portion of the Option within 30 days of the Termination Date, such portion shall expire and shall no longer be exercisable. If Executive elects to exercise any portion of such Option within 30 days of the Termination Date, such portion shall be immediately subject to the Repurchase Option pursuant to the terms and conditions set forth in Section 3. If the Executive's employment is terminated by the Company for Cause, the portion of the Option that is vested but not yet exercised shall be forfeited.

        (f) Procedure for Exercise. Executive may exercise all or a portion of the Option by delivering written notice of exercise to the Company, together with (i) written acknowledgment that Executive has read and has been afforded an opportunity to ask questions of management of the Company regarding all financial and other information provided to Executive regarding the Company and (ii) payment in full by delivery of a cashiers or certified check in: the amount equal to the sum of (A) the Exercise Price multiplied by the number of shares of Common to be acquired and (b) the amount, if any, of any additional federal and state income taxes required to be withheld by reason of the exercise of the Option. As a condition to the exercise of any part of the Option, Executive will permit the Company to, and at the request of Executive the Company shall, deliver to him all financial and other information regarding the Company and its Subsidiaries which it believes necessary to enable Executive to make an informed investment decision.

        (g) Securities Laws Restrictions. Executive represents that when Executive exercises the Option he will be purchasing Option Shares for Executive's own account and not on behalf of others. Executive understands and acknowledges that federal and state securities laws govern and restrict Executive's right to offer, sell or otherwise dispose of any Option Shares unless Executive's of her, sale or other disposition thereof is registered under the Securities Act and state securities laws or, in the opinion of the Company' counsel, such offer, sale or other disposition is exempt from registration thereunder. Executive agrees that he will not offer, sell or otherwise dispose of any Option Shares in any manner which would: (i) require the company to file any registration statement (or similar filing under state law) with the Securities and Exchange Commission or to amend or supplement any such filing or (ii) violate or cause the Company to violate the Securities Act. the rules and regulations promulgated thereunder or any other state or federal law Executive further understands that the certificates for any Option Shares Executive purchases will bear the legend set forth in Section 5 hereof or such other legends as the Company necessary or desirable in connection with the Securities Act or other rules, regulations or laws.

        (h) Non-Transferability of the Option. The Option is personal to Executive and is not transferable by Executive. Only Executive or Permitted Transferees or their respective estates or heirs are entitled to exercise the Option.

        (i) Effect of Transfers in Violation of Agreement. The Company will not be required (i) to transfer on its books any Option Shares which have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (ii) to treat as owner of such shares, to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares have been transferred in violation of this Agreement.

        (j) Delivery of Shares. The date on which Executive has delivered to the Company the items required under Section 2(f) is referred to herein as Executive's Exercise Dates. Certificates for Option Shares purchased upon exercise of the Option shall be delivered by the Company to Executive within five business days after Executive's Exercise Date.

        (k) Date of Issuance. The Option Shares issuable upon the exercise of the Option shall be deemed to have been issued to Executive on Executive's Exercise Date, and Executive shall be deemed for all purposes to have become the record holder of such Option Shares on Executive's Exercise Date.

        (1) Fully Paid. The issuance of certificates for Option Shares upon exercise of the Option shall be made without charge to Executive for any issuance tax in respect thereof or other cost incurred by the Company in connection with such exercise. Each Option Share issuable upon exercise of the Option shall, upon payment of the exercise price therefor, be fully paid and nonassessable and free from all liens and charges with respect to the issuance thereof.

        (m) Book Transfer. The Company shall not close its books against the transfer of any Option Shares issued or issuable upon the exercise of the Option in any manner which interferes with the timely exercise of the Option.

        (n) Filings. The Company shall assist and cooperate with Executive to make any required governmental filings or obtain any governmental approvals prior to or in connection with any exercise of the Option.

        (o) Reservation. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common solely for the purpose of issuance upon the exercise of the Option, such number of shares of Common as are issuable upon the exercise of all outstanding Options. All Option Shares which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Company shall take all such actions as may be necessary to assure that all such Option Shares may be so issued without violation of any applicable law or governmental regulation or any required ends of any domestic securities exchange or market upon which shares of Common may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

    3. Repurchase Option.

        (a) Repurchase Option. In the event that Executive is no longer employed by the Company or any of its Subsidiaries for any reason, the Executive Securities, whether held by Executive, or one or more Permitted Transferees, will be subject to repurchase by the Company and the Investors pursuant to the terms and conditions set forth in this Section 3 (the "Repurchase Option").

        (b) Termination for Reasons Other than for Cause. If the Executive's employment with the Company or any of its Subsidiaries is terminated for any reason other than for Cause, then within one year after the Termination Date, the Company may elect to purchase all or some of 50% of the Executive Securities (other than the Option Shares) and 100% of the Option Shares (collectively, the "Eligible Stock"), at a price per share equal to the Fair Market Value thereof (x) as determined on the Termination Date, if the Repurchase Notice (as defined in Section 3(d) below) has been delivered within three months after the Termination Date, or (y) as determined as of a date determined by the Board within 30 days prior to the delivery of the Repurchase Notice, if the Repurchase Notice is delivered after the third month following the Termination Date; provided that if Executive terminates his employment and violates Sections 10,11 or 12, the repurchase price for each share of Eligible Stock shall be equal to the lesser of its Fair Market Value or the Original Value thereof.

        (c) Termination for Cause. If Executive is no longer employed by the Company or any of its Subsidiaries as a result of Executive's termination for Cause, then within one year after the Termination Date, the Company may elect to purchase all or any portion of the Executive Securities (collectively, the "Available Stock"), at a price per share equal to the lower of the Fair Market Value thereof and the Original Value thereof.

     (d) Repurchase Procedures. The Company may elect to exercise the right to purchase all or any portion of the Eligible Stock or the Available Stock, as the case may be, by delivering written notice (the "Repurchase Notice") to the holder or holders of such Executive Securities. The Repurchase Notice will set forth the number of shares of Executive Securities to be acquired from such holder(s), the aggregate consideration to be paid for such shares and the time and place for the closing of the transaction. If any shares of Executive Securities are held by Permitted Transferees of Executive, the Company shall purchase the shares elected to be purchased from such holder(s) of shares of Executive Securities pro rata according to the number of shares of Executive Securities held by such holder(s) at the time of delivery of such Repurchase Notice (determined as nearly as practicable to the nearest share).

    (e) Investors' Rights.

     (i) If for any reason the Company does not elect to purchase all of the Eligible Stock or the Available Stock, as the case may be, prior to the 90th day following the Termination Date, Sentinel and then in certain circumstances, each Investor will be entitled to exercise the Repurchase Option, in the manner set forth in Section 3(d), for the Eligible Stock or the Available Stock, as the case may be, that the Company has not elected to purchase (the "Available Shares"). As soon as practicable but in any event within thirty (30) days after the Company determines that there will be Available Shares, the Company will deliver written notice (the "Option Notice") to all Investors setting forth the number of Available Shares and the price for each Available Share.

     (ii) Sentinel will be permitted to purchase all or some of the number (the "Sentinel Portion") of Available Shares equal to the product of (A) Sentinel's Pro Rata Share and (B) the number of Available Shares, by delivering written notice to the Company and the other Investors within 30 days after receipt of the Option Notice from the Company (such 30-day period being referred to herein as the "Sentinel Election Period"). The quotient determined by dividing (x) the number of shares of Available Shares elected to be purchased by Sentinel and (y) the Sentinel Portion, shall be referred to as the "Sentinel Percentage." If Sentinel elects to purchase any of the Available Shares, each of the other Investors shall be permitted to purchase all or some of the number of Available Shares equal to the product of (m) the Sentinel Percentage,
   (n) such Investor's Pro Rata Share and (o) the number of Available Shares, by delivering written notice to the Company within 30 days after receipt of the Option Notice from the Company.

        (f) Closing. The closing of the transactions contemplated by this
   Section 3 will take place on the date designated by the Company in the Repurchase Notice, which date will not be more than 90 days after the delivery of such notice. The Company and/or the Investors, as the case may be, will pay for the Executive Securities to be purchased pursuant to the Repurchase Option by delivery of, in the case of an Investor, a check payable to the holder of Executive Securities, and in the case of the Company (i) a check payable to the holder of such Executive Securities, (ii) a note or notes payable in three equal annual installments beginning on the first anniversary of the closing of such purchase and bearing interest (payable quarterly) at a rate per annum equal to 10% or (iii) both (i) and(ii) in the aggregate amount of the purchase price for such shares (which note will also become due upon a Change of Ownership). The Company and/or the Investors, as the case may be, will receive customary representations and warranties from Executive regarding the sale of the Executive Securities, including but not limited to the representation that Executive has good and marketable title to the Executive Securities to be transferred free and clear of all liens, claims and other encumbrances.

        (g) Restrictions on Repurchase. Notwithstanding anything to the contrary contained in this Agreement, all repurchases of Executive Securities by the Company shall be subject to applicable restrictions contained in the Delaware General Corporation Law and in the Company's and its Subsidiaries= debt and equity financing agreements. If any such restrictions prohibit the repurchase of Executive Securities hereunder which the Company is otherwise entitled or required to make, the Company may make such repurchases as soon as it is permitted to do so under such restrictions.

        (h) Termination of Repurchase Right. The right of the Company and the Investors to repurchase Executive Securities pursuant to this Section 3 shall terminate upon the first to occur of a Sale of the Company or a Qualified Public Offering.

   4. Stockholders Agreement. The parties hereto acknowledge that the shares of Executive Securities are subject to the terms and conditions of the Stockholders Agreement and such shares shall be deemed to be "Company Shares" and the Executive shall be deemed to be a "Stockholder" for all purposes of the Stockholders Agreement.

   5. Restrictions on Transfer.

    (a) The certificates representing the Executive Securities bear the following legend:

   "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED
   ON
                 , 1998, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE AACT"), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THE THEREUNDER THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER, CERTAIN REPURCHASE OPTIONS AND CERTAIN OTHER AGREEMENTS SET FORTH IN A MANAGEMENT AGREEMENT AMONG ROMA RESTAURANT HOLDINGS, INC. (THE "COMPANY") AND EXECUTIVE DATED AS OF JULY 1, 1998, AS AMENDED AND MODIFIED FROM TIME TO TIME. A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF
   AT THE COMPANY'S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE."

     (b) No holder of Executive Securities may sell, transfer or dispose of any Executive Securities (except pursuant to an effective registration statement under the Securities Act) without first delivering to the Company an opinion of counsel (reasonably acceptable in form and substance to the Company) that neither registration nor qualification under the Securities Act and applicable state securities laws is required in connection with such transfer.


                    EMPLOYMENT PROVISIONS

   6. Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 9 hereof (the "Employment Period").

   7. Position and Duties.

     (a) During the Employment Period, Executive shall serve as the Chief Executive Officer of the Company and shall have the normal duties, responsibilities and authority of the Chief Executive Officer, subject to the power of the Board to expand or limit such duties, responsibilities and authority and to override actions of the President.

      (b) Executive shall report to the Board, and Executive shall devote his best efforts and substantially all of his business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

     (c) In addition, Executive shall be responsible for (i) providing assistance to the Company in maintaining all of the Company's relationships with its customers and suppliers, and (ii) assisting the Company in the evaluation of new business opportunities.

   8. Base Salary, Benefits and Bonuses.

     (a) During the Employment Period, Executive's base salary shall be $200,000 per annum or such higher rate as the Board may designate from time to time (the "Base Salary"), which salary shall be payable in regular installments in accordance with the Company's general payroll practices and shall be subject to customary withholding. In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company's employee benefit programs for which senior executive employees of the Company and its Subsidiaries are generally eligible, including, but not limited to the Company's group medical coverage program, and Executive shall be eligible for paid vacation in accordance with the policies of the Company.

     (b) The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

      (c) In addition to the Base Salary, the Board shall award a bonus to Executive following the end of each fiscal year equal to up to 50% of the Executive's Base Salary based upon performance, determined at the discretion of the Board. It is anticipated that in any given fiscal year if the Company were to just meet the performance goals contained in the Company's management plan, the bonus awarded under this Section 8(c) would be approximately 25% of the Executive's Base Salary.

   9. Term: Termination.

      (a) The Employment Period shall end on the third annual anniversary of the date hereof; provided that (i) the Employment Period shall terminate prior to such date upon Executive's death, resignation or Disability; (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause or without Cause; (iii) the Employment Period may be terminated by Executive at any time for any reason (a "Voluntary Termination"); and (iv) unless each party is notified in writing within 30 days before the third annual anniversary of the date hereof or the end of a Renewal Period, the Employment Period shall automatically be extended for additional one year periods (each such period, a "Renewal Period").

     (b) Upon (1) a Voluntary Termination of the employment relationship by Executive other than within 10 days of a Good Reason Event or (2) termination of the Executive's employment relationship by the Company for Cause, prior to the end of the Employment Period (the "Term"), all future compensation or bonuses to which Executive would otherwise be entitled and all fixture benefits for which Executive would otherwise be eligible shall cease and terminate as of the date of such termination; provided, however, that any salary, bonus, incentive payment, deferred compensation or other compensation or benefit which has been earned by or accrued for the benefit of Executive prior to the date of termination shall not be forfeited and shall be paid to Executive promptly.

      (c) Upon a termination of Executive's employment prior to the end of the Term other than (i) a termination by the Company for Cause or (ii) a Voluntary Termination of the employment relationship by Executive other than within 10 days of a Good Reason Event, the Executive shall be entitled, in consideration of Executive's continuing obligations hereunder after such termination (including, without limitation, Executive's non-competition obligations), to receive his Base Salary, payable bi-weekly, and fringe benefits, as if Executive's employment (which shall cease on the date of such termination) had continued for the twelve (12) months following termination; provided that in the event Executive's employment is terminated for the reasons set forth in clauses
   (i) or (ii) above, Executive shall be required to use his reasonable best efforts to obtain, as expeditiously as possible, employment with at least comparable salary and responsibilities commensurate with those set forth herein. In such event, Executive's right to receive the amounts and benefits set forth in this Section 9(c) shall terminate. Notwithstanding the foregoing, if Executive obtains employment in accordance with this
   Section 9(c) and the salary to be paid to Executive is less than the Base Salary, the Company shall pay to Executive an amount equal to such deficiency, payable bi-weekly, for the remainder of the severance period.

                  MISCELLANEOUS PROVISIONS

   10. Confidential Information. Executive acknowledges that the information, observations and data obtained by him while employed by the Company and its Subsidiaries (including those obtained while employed by the Company prior to the date of this Agreement) concerning the business or affairs of the Company or any of its Subsidiaries ("CONFIDENTIAL Information") are the property of the Company or such Subsidiary. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that (i) such information was otherwise available to Executive from a source other than the Company and (ii) the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any Subsidiary which he may then possess or have under his control.

   11. Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company=s or any of its Subsidiaries= actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company and its Subsidiaries ("Work Product") belong to the Company or such Subsidiary. Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

   12. Non-Compete. Non-Solicitation.

      (a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of his employment with the Company prior to the date of this Agreement he has become familiar, and during his continued employment with the Company he shall become familiar, with the Company's trade secrets and with other Confidential Information concerning the Company and its Subsidiaries and that his services have been and shall be of special, unique and extraordinary value to the Company and its Subsidiaries. Therefore, Executive agrees that, during the period commencing on the date hereof and ending on the third anniversary of the termination of the Employment Period (including any Renewal Period) (the ANoncompete Period"), he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, or render services for, any Person that is in the casual dining rib restaurant business in the United States. Nothing herein shall prohibit Executive from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

      (b) During the Noncompete Period, Executive shall not directly, or indirectly through another entity, (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any Subsidiary at any time during the Employment Period or (iii) induce or attempt to induce any customer, supplier, licensee, licenser, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary (including, without limitation, making any negative statements or communications about the Company or its Subsidiaries).

      13. Enforcement. If, at the time of enforcement of Sections 10, 11 or 12 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Executive's services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of Section 12, the Noncompete Period shall be tolled until such breach or violation has been duly cured. Executive agrees that the restrictions contained in Section 12 are reasonable.

      14. Definitions. All references to a fiscal year refer to the Company's fiscal year.

       "Affiliate" means, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. For purposes of this Agreement, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with" as used with respect to any Person) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities, by contract or otherwise.

    "Board" means the board of directors of the Company.

      "Cause" means (i) the continued failure by Executive to perform duties described under Section 7 hereof (which failure is not cured within 5 days following notice from the Board), (ii) gross negligence (which is not cured within 5 days after notice from the Board) or willful misconduct by Executive in the performance of his duties or (iii) Executive=s commission of a felony or other offense involving moral turpitude.

      "Change of Ownership" is any event pursuant to which (i) any Person together with such Person's Affiliates (other than the Investors and their Affiliates) collectively own at least 50% of the aggregate number of shares of Common outstanding at any given time, and (ii) the Investors and their Affiliates collectively cease to own at least 50% of the aggregate number of shares of Common that they own on the date hereof (as adjusted for stock splits, stock dividends and recapitalization and for exchanges in connection with a merger, consolidation, reorganization or sale).

      "Closing" means the closing of the transactions contemplated by the Recapitalization Agreement.

      "Common" means the Company's Common Stock par value $.01 per share.

      "Disability" means Executive's inability, due to illness, accident injury, physical or mental incapacity or other disability, to carry out effectively his duties and obligations to the Company or to participate effectively and actively in the management of the Company for a period of at least 90 consecutive days or for shorter periods aggregating 14 days (whether or not consecutive) during each three month period for not less than six months, as determined by an independent physician.

      "Executive Securities" means (i) the Option Shares which are issued and outstanding from time to time, (ii) any other shares of Common otherwise issued to, acquired by or held by Executive and (iii) shares of the Company's capital stock issued with respect to the securities specified in clauses (i) or (ii) above by way of a stock split, stock dividend or other recapitalization; provided that Executive Securities shall continue to be Executive Securities in the hands of any holder other than Executive (except for the Company and the Investors and except for transferees in a Public Sale), and except as otherwise provided herein, each such other holder of Executive Securities shall succeed to all rights and obligations attributable to Executive as a holder of Executive Securities hereunder.

      "Fair Market Value" of each Option Share or share of Executive Securities, as the case may be, means the marker value as determined in good faith mutually by the Board and Executive; provided that if the parties cannot agree within 30 days, the Fair Market Value will be decided by a mutually acceptable independent investment bank, whose determination will be final and binding.

      "Family Group" means Executive's spouse and descendants (whether natural or adopted) and any trust solely for the benefit of Executive and/or Executive's spouse and/or descendants.

      "Good Reason Event" means:

         (a) Notwithstanding the exercise of the power granted to the Company and the Board by the concluding clause of Section 7(a) hereof, the assignment to the Employee of any duties inconsistent in any material respect with Employee's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities initially assigned to Executive and as contemplated by Section 7 of this Agreement, or any other action that results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied within 10 days after receipt of written notice thereof from the Employee to the Company; or

      (b) Any failure by the Company to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that is remedied within 10 days after receipt of written notice thereof from the Employee to the Company.

      "Investor Shares@ means (i) any Common acquired by the Investors, and
   (ii) any equity securities of the Company issued or issuable directly or indirectly with respect to the securities referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization; provided that Investor Shares shall not include (a) shares of Common issued pursuant to the conversion or exercise of any options, warrants or other convertible securities or (b) any equity securities of the Company issued or issuable with respect to the securities referred to in clause (a) above in connection with a combination or split of shares, recapitalization, merger, consolidation or other reorganization.

       "Investors" means the parties listed on Schedule 1 attached hereto, provided that if a party who is an employee of the Company as of the date hereof or becomes an employee of the Company at any time after the date hereof ceases to be an employee of the Company hereafter or thereafter, such party shall be deemed to have been removed from the Schedule and shall no longer be deemed an Investor for purposes of this Agreement.

       "Option Shares" means, collectively, the Time Option Shares and the Performance Option Shares.

       "Original Value" means with respect to each Option Share, the exercise price paid for such Option Share (each as proportionally adjusted for all stock splits, stock dividends and other recapitalization subsequent to the date hereof.

      "Permitted Transferee@ has the meaning set forth in the Stockholders Agreement.

      "Person" means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization or other entity.

      "Plan" means that certain Roma Restaurant Holdings, Inc. 1998 Stock Option Plan.

      "Pro Rata Share" means, with respect to each Investor, the quotient determined by dividing (i) the total number of Investor Shares held by such Investor, by (ii) the total number of Investor Shares held by all Investors.

      "Public Sale" means any sale pursuant to a registered public offering under the Securities Act or any sale to the public pursuant to Rule 144 promulgated under the Securities Act effected through a broker, dealer or market maker.

      "Qualified Public Offering" has the meaning set forth in the Stockholders Agreement.

     "Recapitalization Agreement" means that certain Recapitalization Agreement, dated as of April 24, 1998, by and among the Company and certain other parhes thereto, as amended.

      "Sale of the Company" means the first to occur of any transaction (i) following which there has been a Change of Ownership, or (ii) involving the sale of substantially all of the Company=s assets determined on a consolidated basis.

      "Securities Act" means the Securities Act of 1933, as amended from time to time.

      "Sentinel" means Sentinel Capital Partners, L.P., a Delaware limited partnership.

      "Stockholders Agreement" means that certain Stockholders Agreement dated as of the date hereof, by and among the Company and the Company's stockholders.

      "Subsidiary" means any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by the Company. For purposes hereof, the Company shall be deemed to have a majority ownership interest in a partnership, association or other business entity if the Company, directly or indirectly, is allocated a majority of partnership, association, or other business entity gains or losses, or is or controls the managing director or general partner (or Person having like authority) of such partnership, association or other business entity.

       "Termination Date" has the meaning set forth in Section 2(e).

   15. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the Investors at the addresses indicated in the Company's records and to the other recipients at the address indicated below:

   If to Executive:   Robert Page
                      3924 Evesham
                      Plano, TX 75025

   If to the Company: Roma Restaurant Holdings, Inc.
                 c/o Sentinel Capital Partners, L.P.
                 777 Third Avenue, 32nd Floor
                 New York, New York 10022
                 Attention: David S. Lobel
                            John F. McCormack
                            Eric D. Bommer

   with a copy to: Kirkland & Ellis
                 Citicorp Center
                 153 East 53rd Street
                 New York, New York 10022
                 Attention: Frederick Tanne, Esquire

                      - and -

                 David Short
                 Romacorp, Inc.
                 9304 Forest Lane, Suite 200
                 Dallas, TX 75243

   or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail.

   16. General Provisions.

     (a) Executive Acknowledgment. The Executive acknowledges that he/she shall not be entitled to any salary, bonuses, benefits or options granted hereunder unless and until the stockholders of the Company approve such rights in compliance with the requirements of Section 280G(b) (5)(B) of the Internal Revenue Code and proposed Treasury Regulation Section 1280G-l, Q&A 7.

     (b) Transfers in Violation of Agreement. Any transfer or attempted transfer of any Executive Securities in violation of any provision of this Agreement shall be void, and the Company shall not record such transfer on its books or treat any purported transferee of such Executive Securities as the owner of such stock for any purpose.

      (c) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     (d) Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

      (e) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

      (f) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company, the Investors and their respective successors and assigns (including subsequent holders of Executive Securities); provided that the rights and obligations of Executive under this Agreanent shall not be assignable except in connection with a permitted transfer of Executive Securties hereunder.

      (g) Choice of Law. The corporate law of the State of Delaware shall govern all questions concerning the relative rights of the Company, Executive and the Investors. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

      (h) Remedies. Each of the parties to this Agreement (including the Investors) shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney's fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

      (i) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive. The provisions of Section 3 may be amended and waived only with the prior written consent of the Investors.

      (j) Third-Party Beneficiaries. The parties hereto acknowledge and agree that the Investors are third party beneficiaries of this Agreement. This Agreement will inure to the benefit of and be enforceable by the Investors and their successors and assigns.

                       *  *  *  *  *

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                 ROMA RESTAURANT HOLDINGS, INC.

                 By: /s/David G. Short

                 Its: Vice President


                 /s/ Robert B. Page
                 Robert B. Page

                         Schedule I

   Sentinel Capital Partners, L.P.
   Sentinel Capital Partners II, L.P.
   Omega Partners, L.P.
   The Provident Bank
   Travelers Casualty and Surety Company
   The Travelers Insurance Company The Travelers Life and Annuity Company The Phoenix Insurance Company NPC Restaurant Holdings, Inc.

               ROMA RESTAURANT HOLDINGS, INC.
                   1998 STOCK OPTION PLAN

                         ARTICLE I

                       Purpose of Plan


      This 1998 Stock Option Plan (the "Plan") of Rome Restaurant Holdings, Inc. (formerly known as Romacorp, Inc.) (the "Company"), adopted by the Board of Directors of the Company on July 1, 1998, for executive and other key employees of thc Company, is intended to advance the best interests of the Company by providing those persons who have a substantial responsibility for its management and growth with additional incentives by allowing them to acquire an ownership interest in the Company and thereby encourage them to contibute to the success of the Company and to remaim in its employ. The avai1ability and offering of stock options under the Plan also increases the Company's ability to attract and retain individuals of exceptional managerial talent upon whom, in large measure, the sustained progress, growth and profibility of the Company depends. The Plan is a compensatory benefit plan within the meaning of Rule 701 under the Securities Act and, unless and until the Common Stock is publicly traded, the issuance of stock purchase options and Common Stock pursuant to the Plan is intended to qualify for the exemption from registration under the Securities Act provided by Rule 701.

                         ARTICLE II

                        Definitions

        For purposes of the Plan, except where the context clearly indicates otherwise, the follouring terms shall have the meanings set forth below:

        "Board" sill mean the Board of Directors of the Company.

        "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute.

        "Commmittee~" shall mean the committee of the Board which may be designated by the Board to administer the Plan. The Committee shall be composed of two or more directors as appointed from time to time to serve by the Board.

  "Common Stock" shall mean the Company's Common Stock, par Value $.01 per share, or if the outstanding Common Stock is hereafter changed into or exchanged for different stock or securities of the Company, such other stock or securities.

        "Company" has the meaning ascribed thereto in Article I hereof.

        "Option Agreement" has the meaning ascribed thereto in Secdon 6.3 hereof.

        "Options" shall have the meaning set forth in Article IV.

        "Participant" shall mean any executive or other key employee or director of the Company or any Subsidiary who has been selected to participate in the Plan by the Conunittee or the Board.

        "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organizatlon and a governmental entity or any department, agency or political subdivision thereof.

        "Plan" has the meaning ascribed thereto in Article I hereof.

        "Securities Act" means the Securities Act of 1933, as amended.

         "Stockholders Agreement" means that Stockholders Agreement dated as of June ___, l998 by and among the Company and the Company's stockholders, attached as Exhibit A hereto.

        "Subsidiary" means any subsidiary corporation (as such tetm is defined in Section 424(f) of the Code) of the Company.

                        ARTICLE III

                       Administration

        The Plan shall be administered by the Committee; provided that if for any reason the Committee shall not have been appointed by the Board, all authority and duties of the Committee under the Plan shall be vested in and exercised by the Board. Subject to the limitations of the Plan, the Committee shall have the sole and complete authority to: (i) select Participants, (ii) grant Options to Participants in such forms and amounts as it shall determine, (iii) impose such limitations, restrictions and conditions upon such Options as it shall deem appropriate, (iv) interpret the Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (v) correct any defect or omission or reconcile any inconsistency in the Plan or in any Option granted hereunder and (vi) make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee's determinations on matters within its authority shall be conclusive and binding upon the Participants, the Company and all other Persons. All expenses associated with the administration of the Plan shall be borne by the Company. The Committee may, as approved by the Board and to the extent permissible by law, delegate any of its authority hereunder to such persons as it deems appropriate.


                         ARTICLE IV

               Limitation on Aggregate Shares

     The number of shares of Common Stock with respect to which options may be granted under the Plan (the "Options") and which may be issued upon the exercise thereof shall not exceed, in the aggregate, 44.44 shares; provided that the type and the aggregate number of shares which may be subject to Options shall be subject to adjustment in accordance with the provisions of Section 6.9 below, and further provided that to the extent any Options expire unexercised or are canceled, terminated or forfeited in any manner without the issuance of Common Stock thereunder, or if any Options are exercised and the shares of Common Stock issued thereunder are repurchased by the Company, such shares shall again be available under the Plan. Shares of Common Stock available under the Plan may be either authorized and unissued shares, treasury shares or a combination thereof, as the Committee shall determine.


                         ARTICLE V

                           Awards

        5.1 Options. The Committee may grant Options to Participants at any time prior to the termination of this Plan in such quantity, at such price, on such terms and subject to such conditions that are consistent with this Plan and established by the Committee. Options granted under this Plan shall be subject to such terms and conditions and evidenced by agreements as shall be deteermined from time to time by the Committee.

        5.2 Form of Option. Options granted under this Plan shall be nonqualified stock options and are not intended to be "incentive stock options" within the meaning of Section 422A of the Code or any successor provision.

        5.3 Exercise Price. The option exercise price per share of Common Stock shall be fixed by the Committee at the time of grant.

        5.4 Exercise Procedure. Options shall be exercisable, to the extent they are vested, at any such time or times after the date of grant of such Options and prior to the date of expiration thereof, subject to such conditions or restrictions as the Conunittee shall decide in each case when the Options are granted. Options be exercisable by delivering written notice to the Company (to the attention of the Company's Secretary) accompanied by payment in full of the applicable exercise price. Payment of such exercise price shall be made in cash (including check, bank draft, money order or wire transfer of immediately available funds). At the time a Participant's exercise of Options, such Participant shall be required to execute a joinder agreements making such Participant a party to the Stockholders Agreement.

        5.5 Vesting. Options may vest in one or more installments, upon the passage of specified periods of time, upon the achievement by the Company of certain performanace goals, or upon such other criteria, as the Committee shall decide in each case when the Options are granted.

        5.6 Terms of Options. The Committee shall determine the term of each Ontion (including any early expirations thereof), which term shall in no event exceed ten years from the date of grant.


                         ARTICLE VI

                     General Provisions


        6.1 Repurchase Right. In the event a Participant's employment with the Company is terminated for any reason, the Option Shares (whether held by such Participant or one or more transferees and including any Option Shares acquired subsequent to such termination of employment) will be subject to repurchase by the Company pursuant to terms and conditions set forth in such Participant's Option Agreement.

        6.2 Written Agreement. Each Option granted hereunder shall be embodied in a written agreement (an "Option Agreement") which shall be signed by the Participant to whom the Option is granted and by the Chairman or the President of the Company for and in the name and on behalf of the Compamy and shall be subject to the terms and conditions as set forth herein.

        6.3 Listing. Registration and Compliance with Laws and Regulations. Options shall be subject to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares subject to the Options upon any secutities exchange or under any state or federal securities or other law or regulation, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to or in connection with the granting of the Options or the issuance or purchase of shares thereunder, no Options may be granted or exercised, in whole or in part, unless such listings registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The holders of such Options shall supply the Company with such certificates, representations and infomation as the Company shall request and shall otherwise cooperate with the Company in obtaining such listing, registration, qualification, consent or approval. In the case of officers and other Persons subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, the Committee may at any time impose any limitations upon the exercise of us Option that, in the Committee's discretion, are necessity or desirable in order to comply with such Section 16(b) and the rules and regulations thereunder. If the Company, as part of an offering of securities or otherwise, finds it desirable because of federal or state regulatory requirements to reduce the period during which any Options may be exercised, the Committee, may, in its discretion and without the Participant's consent, so reduce such period on not less then 15 days' written notice to the holders thereof.

        6.4 Withholding of Taxes. The Company shall be entitled if necessary or desirable, to withhold from any Participant from any amounts due and payable by the Company to such Participant (or secure payment from such Participant in lieu of withholding) the amount of any withholding or other tax due from the Company with respect to shares issuable under the Options, and the Company may defer such issuance unless indemnified to its satisfaction.
        6.5 Notification of Inquiries and Agreements. Each Participant and each Permitted Transferee shall notify the Company in writing within 10 days after the date such Participant or Permitted Transferee (i) first obtains knowledge of any Internal Revenue Service inquiry, audit, assertion, determination, investigation, or question relatingin any manner to the value of Options granted hereunder, (ii) includes or agrees (including without limitation, in any settlement, closing or other similar agreement) to include in gross income with respect to any Option granted under this Plan (A) any amount in excess of the amount reported on Form 1099 or Form W-2 to such Participant by the Company, or (B) if no such Form was received, any amount; and/or (iii) exercises, sells disposes of, or otherwise transfers an Option acquired pursuant to this Plan. Upon request, a Participant or Permitted Transferee shall provide to the Company any information or document relating to any event described in the preceding sentence which the Company (in its sole discretion) requires in order to calculate and substantiate any change in the Company's tax liability, as a result of such event

        6.6 Options Not Tranferrable. Options may not be transferred other than by will or the laws of descent and distribution and, during the lifetime of the Participant to whom they were granted, may be exercised only by such Participant (or, if such Participant is incapacitated, by such Participant's legal guardian or legal representative). In the event of the death of a Participant, Options which are not vested on the date of death shall terminate; exercise of Options granted hereunder to such Participant, which are vested as of the date of death, may be made only by the executor or administrator of such Participant's estate or the Person or Persons to whom such Participant's rights under the Options will pass by will or the laws of descent and distribution.

        6.7 Adjustments. In the event of a reorganization, recapita1ization, stock dividend or stock split, or combination or other change in the shares of Common Stock, the Board or the Committee may, in order to prevent the dilution or enlargement of rights under outstanding Options, make such adjustments in the number and type of shares authorized by the Plan, the number and type of shares covered by outstanding Options and the exercise prices specified therein as may be detemiincd to be appropriate and equitable.

        6.8 Rights of Participants. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant's employment at any time (with or without cause), or confer upon any Participant any right to continue in the employ of the Company or any Subsidiary for any period of time or to continue to receive such Participant's current (or other) rate of compensation. No employee shall have a right to be selected as a Participant or, having been so selected, to be selected again as a Participant.

        6.9 Amendment, Suspension and Termination of Plan. The Board or the Committee may suspend or terminate the Plan or any portion thereof at any time and may amend it from time to time in such respects as the Board or the Committee may deem advisable; provided that no such amendment shall be made without stockholder approval to the extent such approval is required by law, agreement or the rules of any exchange upon which the Common Stock is listed, and no such amendment, suspension or termination shall impair the rights of Partcipants under outstanding Options without the consent of the Participants affected thereby. No options shall be granted hereunder after the tenth anniversary of the adoption of the Plan.

        6.10 Amendment, Modification and Cancellation of Outstanding Options. The Committee may amend or modify any Option in any manner to the extent that the Committee would have had the authority under the Plan initially to grant such Option; provided that no such amendment or modification shall impair tbe rights of any Participant under any Option without the consent of such Participant. With the Participant's consent, the Committee may cancel any Option and issue a new Option to such Participant.

        6.11 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee, the members of the Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding; provided that any such Committee member shall be entitled to the indemnification rights set forth in this Section 6.13 only if such member has acted in good faith and in a manner that such member reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawfill, and further provided that upon the institution of any such action, suit or proceeding a Committee member shall give the Company written notice thereof and an opportunity, at its own expense, to handle and defend the same before such Commmittee member undertakes to handle and defend it on his own behalf.

        6.12 Restricted Securities. All Common Stock issued pursuant to the terms of this Plan shall constitute "restricted securities," as that term is defined in Rule 144 promulgated by the Securities and Exchange Commission pursuant to the Securities Act, and may not be transferred except in compliance with the registration requirements of the Securities Act or an exemption therefrom.


                        * * * * *